FORM 8-K



                 SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C.  20549



                           CURRENT REPORT



               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934

                      Date of Report: April, 1999


                    MAINE PUBLIC SERVICE COMPANY
                    (Exact name of registrant as
                    specified in its charter)



       Maine                        1-3429         01-0113635
(State, or other jurisdiction    (Commission     (IRS Employer
      of incorporation)           File Number)    Identification No.)


     209 State Street, Presque Isle, Maine           04769
     (Address of principal executive offices)       (Zip Code)


Registrant's Telephone Number, Including Area Code  207-768-5811















Current Report, Form 8-K for                                     Date of Report
Maine Public Service Company                                     April, 1999

Item 5(a) Other Material Events - Sale of Generating Assets

          Reference is made to the Company's Form 8-K, Item 5(a) of April 9, 1999, where the Maine Public Utilities Commission (MPUC) Order in Docket No. 97-670 dated April 5, 1999, approving the sale of the Company's generating assets to WPS Power Development, Inc. (WPS-PDI) for $37.4 million is discussed. In addition, a Stipulation among the parties in the Docket resolving certain market power issues in northern Maine is also discussed.

          The basis for this Stipulation is a Products and Service Agreement reached in principal between The New Brunswick Power Corporation (NB Power), on the one hand, and the Company, Houlton Water Company, Eastern Maine Electric Cooperative, Inc. and the Van Buren Light and Power District (collectively, "the northern Maine utilities"), on the other (the "P&SA"). Under this Agreement, NB Power agrees to supply: (i) tie-line interruption service, on a firm or non-firm basis, to any northern Maine utility requiring it; (ii) ancillary services to any northern Maine utility; (iii) transmission services through the Province of New Brunswick, Canada (NB) to any northern Maine utility at a fixed rate that can be increased only by authorization of the proper NB regulatory authority; and (iv) bona fide offers of energy and capacity and other electric products and service to any customer of any northern Maine utility. It is understood that northern Maine utilities will transfer these services at cost to competitive electricity providers. In the April 9, 1999 Form 8-K, the Company reported a misunderstanding on some terms of the P&SA. That misunderstanding has now been resolved and all of the parties have executed the P&SA.

          In an April 14, 1999 Order, the Federal Energy Regulatory Commission
          (FERC) authorized the sale of the Company's generating assets concluding that "the proposed transaction is consistent with the public interest." The Company has therefore received all of the major regulatory approvals necessary to permit the transfer of its generating assets to WPS-PDI.

                                  MAINE PUBLIC SERVICE COMPANY
                                           Registrant


Dated: April 28, 1999             /s/   Larry E. LaPlante

                                  Larry E. LaPlante, Vice President,
                                  Finance, Administration and Treasurer





                                   -2-